Exhibit 99

PharMerica Corporation Confirms Receipt of Conditional Acquisition Proposal from Omnicare

Unsolicited Proposal Was Previously Rejected By PharMerica Board

LOUISVILLE, Ky., Aug 23, 2011 (BUSINESS WIRE) —

PharMerica Corporation (NYSE:PMC), a national provider of institutional pharmacy and hospital pharmacy management services, today confirmed that it previously received and rejected an unsolicited conditional proposal from Omnicare, Inc. (NYSE: OCR) to acquire PharMerica for $15.00 per share in cash, subject to due diligence and regulatory approvals.

The PharMerica Board of Directors, after consultation with its financial and legal advisors, unanimously determined that the Omnicare proposal, which was first made on July 19, 2011, undervalues PharMerica and is not in the best interest of PharMerica or its stockholders. The Board noted that the Omnicare proposal is subject to significant regulatory uncertainty, and, despite Omnicare’s non-specific assurances to the contrary, antitrust clearance to combine the #1 and #2 players in institutional pharmacy is likely to be difficult to achieve and involve lengthy administrative and court proceedings. Even if the antitrust issues could eventually be resolved in a satisfactory manner, the Omnicare proposal introduces unacceptably high risk to PharMerica stockholders and could be highly disruptive to PharMerica’s customers and employees without any assurances of Omnicare’s ability to complete a transaction on a timely basis or at all.

Commenting on Omnicare’s proposal, Gregory S. Weishar, PharMerica’s Chief Executive Officer, said, “It is unfortunate that Omnicare has chosen to go public with a highly conditional and risky proposal that undervalues PharMerica and its future prospects. While we are open to exploring all opportunities to maximize value for PharMerica stockholders, Omnicare has been unwilling to assume the considerable risk with respect to its ability to close a transaction in a timely manner. PharMerica remains committed to meeting the needs of its loyal customers and is confident that its talented employees will not be distracted by Omnicare’s self-serving tactics.”

Deutsche Bank Securities Inc. is acting as financial advisor and Holland & Knight LLP is acting as legal advisor to PharMerica.

About PharMerica

PharMerica Corporation is a leading institutional pharmacy services company servicing healthcare facilities in the United States. PharMerica operates institutional pharmacies in 44 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. The Company also provides pharmacy management services to long-term care hospitals.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the Company’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. You are cautioned not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. All written and oral forward-looking statements attributable to us or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in the Risk Factors section set forth in the Company’s most recent Annual Report on Form 10-K filed with the SEC and in other reports filed with the SEC by the Company.

SOURCE: PharMerica Corporation

PharMerica Corporation

Michael J. Culotta, 502-627-7475

Executive Vice President and Chief Financial Officer

or

Sard Verbinnen & Co.

David Reno/Meghan Stafford, 212-687-8080